EXHIBIT 99.1

ASURE SOFTWARE, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
(Amounts in thousands, except per share data)

Through the acquisitions described below, we have entered into the human resource management, payroll processing and benefits administration services businesses, which we intend to integrate into our existing AsureForce® product line.

In March 2016, we acquired all of the issued and outstanding shares of common stock (the “Shares”) of Mangrove Employer Services, Inc. of Tampa, Florida (“Mangrove”). Pursuant to this stock purchase, we acquired the payroll division of Mangrove, which is engaged in the human resource management and payroll processing businesses. The aggregate consideration for the Shares consisted of (i) $11,348 in cash, a portion of which was used to pay certain obligations of Mangrove and (ii) a secured subordinated promissory note (the “Note”) in the principal amount of $6,000, subject to adjustment as provided in the Stock Purchase Agreement. We funded the cash payment with proceeds from our credit agreement with Wells Fargo. The Note bears interest at an annual rate of 3.50% and matures in March 2018, with the first installment of principal due in March 2017 and the second installment of principal due in March 2018. Transaction costs for this acquisition were $706 and we expensed them as incurred.

In March 2016, we also acquired substantially all the assets of Mangrove COBRAsource Inc. (“COBRA”), a benefits administration services business which then was a wholly owned subsidiary of Mangrove. The aggregate consideration for the assets was $1,036, which Mangrove COBRAsource applied to payoff certain loan balances.

Following is the purchase price allocation for the acquisition of Mangrove. We based the preliminary fair value estimate for the assets acquired and liabilities assumed for this acquisition upon preliminary calculations and valuations.  Our estimates and assumptions for this acquisition are subject to change as we obtain additional information for our estimates during the respective measurement periods (up to one year from the acquisition date). The primary areas of those preliminary estimates that we have not yet finalized relate to certain tangible assets and liabilities acquired, certain legal matters and income and non-income based taxes.

We recorded the transaction using the acquisition method of accounting and recognized assets and liabilities assumed at their fair value as of the date of acquisition. The $8,700 of intangible assets subject to amortization consist of $1,200 allocated to Customer Relationships, $6,900 in Developed Technology and $600 for Trade Names.  We estimated the fair value of the Customer Relationships and Developed Technology using the excess earnings method, a form of the income approach. We discounted cash flow projections using a rate of 18.1%, which reflects the risk associated with the intangible asset related to the other assets and the overall business operations to us. We estimated the fair value of the Trade Names using the relief from royalty method based upon a 1.2% royalty rate for the payroll division and 0.5% for the benefits administration services business.

We believe significant synergies are expected to arise from this strategic acquisition. This factor contributed to a purchase price that was in excess of the fair value of the net assets acquired and, as a result, we recorded goodwill. A portion of acquired goodwill will be deductible for tax purposes.

We based the allocations on fair values at the date of acquisition:

Amount
Assets acquired
Accounts receivable	$523
Funds held for clients	16,419
Fixed assets	258
Other assets	28
Goodwill	9,123
Intangibles	8,700
Total assets acquired	$35,051

Liabilities assumed
Accounts payable	64
Accrued other liabilities	568
Client fund obligations	16,419
Total liabilities assumed	$17,051
Net assets acquired	$18,000

The following unaudited pro forma condensed combined statement of operations and notes thereto, assumes that the acquisition of Mangrove and the acquisition of the assets of COBRA occurred at the beginning of the period presented.  The unaudited pro forma condensed combined financial information is derived from, and should be read in conjunction with, the consolidated financial statements of Asure Software, Inc. for the year ended December 31, 2015 filed on Form 10-K and the condensed consolidated financial statements of Asure Software, Inc. for the three months ended March 31, 2016 filed on Form 10-Q and the audited financial statements of Mangrove Employer Services- Payroll Division for the year ended December 31, 2015 previously filed with the Original Form 8-K. The unaudited pro forma condensed combined financial information includes unaudited pro forma adjustments that are factually supportable and directly attributable to the acquisition. In addition, with respect to the unaudited pro forma condensed combined financial information, the unaudited pro forma adjustments are expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial information was prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805 – Business Combinations. Certain amounts in the Mangrove historical financial statements have been reclassified to conform to classifications used by Asure Software, Inc.

The unaudited pro forma condensed combined statement of operations does not include non-recurring transaction costs associated with the acquisition that are no longer capitalized as part of the acquisition.

The following pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of (i) the results of operations and financial position that would have been achieved had the Mangrove and COBRA acquisitions taken place on the dates indicated or (ii) the future operations of the combined company. The following information should be relied on only for the limited purpose of presenting what the results of operations and financial position of the combined businesses of Asure Software and Mangrove and COBRA might have looked like had the acquisitions taken place at an earlier date.

The pro forma financial statement enclosed herein reflects the operations of Mangrove Employer Services and COBRAsource Inc., a benefits administration services business, during the period presented.

Unaudited Pro Forma Condensed Statement of Operations
For the Twelve Months Ended December 31, 2015
 (Amounts in thousands, except per share data)

	Asure Software	Mangrove	COBRA	Pro Forma Adjustments		Pro Forma Combined

Total revenues	$26,906	$6,039	$2,192	$-		$35,137

Total cost of sales	7,340	1,353	521	-		9,214
Gross margin	19,566	4,686	1,671	-		25,923

Total operating expenses	19,883	4,785	2,059	1,066	a	27,793

Income (loss) from operations	(317)	(99)	(388)	(1,066)		(1,870)

Total other income (loss)	(1,221)	-	1	-		(1,220)
Loss from operations before income taxes	(1,538)	(99)	(387)	(1,066)		(3,090)
Income tax provision	(219)	54	142	-		(23)
Net loss)	$(1,757)	$(45)	$(245)	$(1,066)		$(3,113)

Basic and diluted net loss per share:
Basic	$(0.28)					$(0.50)
Diluted	$(0.28)					$(0.50)

Weighted average basic and diluted shares:
Basic	6,176					6,176
Diluted	6,176					6,176

(The accompanying notes are an integral part of the Pro Forma consolidated financial information)

ASURE SOFTWARE, INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENT OF INCOME FOR TWELVE MONTHS ENDED 12/31/15
 (Amounts in thousands, except per share data)

Notes to Pro Forma Income Statement:

(a)
Reflects adjustments to the historical intangible amortization expense resulting from the effects of the preliminary purchase price associated with the acquisition of Mangrove. The final allocation of the actual purchase price is subject to the final valuation of the acquired assets, but that allocation is not expected to differ materially from the preliminary allocation presented in this pro forma condensed combined financial information. Also reflects adjustments for interest expense on acquisition related debt.